EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Winmark Corporation:

We consent to the use of our report dated February 16, 2006, with respect to the consolidated balance sheet of Winmark Corporation and subsidiaries as of December 31, 2005, and the related consolidated statements of earnings, shareholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2005, incorporated herein by reference.

/s/ KPMG LLP

Minneapolis, Minnesota

May 24, 2007